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Bonnie J. Price   810/354-8847

FOR IMMEDIATE RELEASE

Federal-Mogul to sell non-strategic assets and take productivity actions - fourth quarter earnings to include an after-tax special charge of approximately $42 million.

      SOUTHFIELD, MICHIGAN, December 13, 1995 . . . Federal-Mogul Corporation (NYSE-FMO) reported today that it is taking a number of actions to enhance shareholder value including the sale of certain non-strategic assets and measures to reduce expenses and improve productivity. As a result,the company will take a special after-tax charge of approximately $52 million in the fourth quarter of 1995. Offsetting a portion of the charge is an after-tax gain of approximately $10 million from the sale of Westwind Air
Bearings Ltd. announced earlier today. The combined impact of these actions is approximately $42 million or $.99 per share.

     Specifically, the company said the $42 million special charge is comprised of:

     1. The sale of non-strategic assets and early adoption of FASB 121 for an approximate total of $32 million. Eighty percent of the $32 million is categorized as assets held for sale including the company's:

     - U.S. ball bearing manufacturing division. However, the company will continue to supply ball bearings to its global aftermarket customers through a reliable sourcing agreement.

     - BHW heavy wall bearing division in Braunschweig, Germany which manufactures products for large industrial and marine equipment.

     -  Other non-strategic assets.

     The remaining twenty percent of the $32 million is the write-down of certain other assets as a result of the early adoption of FASB 121.

     The company anticipates that no further charges for FASB 121 will be necessary in 1996.

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     2.  A restructuring charge for an approximate total of $16 million.
         This category is composed primarily of:

     - Closing the company's St. Louis research location, other facility consolidations, and lease terminations.

     -  Employee separation costs.

     3. Items relating to reengineering and productivity improvements for an approximate total of $4 million. The company still anticipates an estimated $60 to $70 million cumulative discounted cash flow impact over five years and an estimated $50 to $75 million EBIT increase by year five for its reengineering initiatives.

     4. Gain on the sale of Westwind Air Bearings Ltd. of approximately $10 million.

     Chairman and Chief Executive Officer Dennis J. Gormley explained, "The combination of these actions will result in a one-time net positive cash impact of approximately $50 million which will be used to pay down debt. These actions will also result in annual savings of approximately
$.25 per share. The company believes the asset sales will occur in 1996, however it will not receive the full annual benefit of the E.P.S. savings until 1997."

     "These actions will also allow Federal-Mogul to better focus its management and capital resources to pursue its strategy to grow its replacement business as well as focusing on increasing content per vehicle on key product lines such as sealing products and engine bearings to the O.E. manufacturers. Recent acquisitions highlighting this strategy include TRW replacement business, Sealed Power replacement business, Varex Ltd. in South Africa, Bertolotti S.r.l. in Italy, Centropiezas in Puerto Rico, STS Ltd. in
Wales, and Shanghai F-M Bearing Co., Ltd. in China. Divestitures emphasizing this strategy include Precision Forged Products Division and Westwind Air Bearings Ltd.," he said.

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     Headquartered in Southfield, Michigan, Federal-Mogul is a
global distributor and manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles. The company serves both the aftermarket and original equipment market providing quality products -- as they are needed -- to customers around the world. Federal-Mogul operates 29 plants, more than 80 distribution centers, 124 international auto parts stores and four major research centers worldwide.